Exhibit 21.1

SPIRIT AIRLINES, INC.
SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Incorporated
Spirit Finance Cayman 1 Ltd	Cayman Islands
Spirit Finance Cayman 2 Ltd	Cayman Islands
Spirit IP Cayman Ltd	Cayman Islands
Spirit Loyalty Cayman Ltd	Cayman Islands